Exhibit 99.1

The Nielsen Company Reports Third Quarter 2007 Results

New York, US and Haarlem, The Netherlands – November 14, 2007 – The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the third quarter and the nine months ended September 30, 2007.

Reported revenues for the third quarter were $1,188 million, an increase of 11% over revenues for third quarter 2006 of $1,070 million. Excluding the impact of currency fluctuations*, and the deferred revenue adjustment in 2006, third quarter revenues increased 7%. Reported revenues for the nine months ended September 30, 2007 were $3,429 million, up 11% over the pro forma** revenues for the nine months ended September 30, 2006 of $3,089 million. Excluding the impact of currency fluctuations*, and the deferred revenue adjustment in 2006, revenues for the nine months increased 6%.

Reported operating income for the third quarter of 2007 was $77 million compared to pro forma*** operating income of $90 million in the third quarter 2006. The third quarter 2007 results were negatively impacted by $79 million in restructuring costs. The third quarter 2006 pro forma*** results were impacted by $43 million in compensation agreements and recruiting expenses for certain corporate executives, and $11 million from the deferred revenue adjustment.

For the first nine months of 2007 reported operating income was $233 million compared to pro forma** operating income for the first nine months of 2006 of $196 million. The nine month 2007 results were negatively impacted by $134 million in restructuring charges and $16 million in connection with compensation agreements and recruiting expenses for certain corporate executives. The nine month pro forma** 2006 operating income of $196 million was impacted by $74 million from the deferred revenue adjustment and $43 million in compensation agreements and recruiting expenses for certain corporate executives.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,223 million for the twelve month period ended September 30, 2007. Covenant EBITDA is a non – GAAP measure. Refer to page 5 for a reconciliation of loss from continuing operations for the twelve month period ended September 30, 2007 to Covenant EBITDA.

FINANCES

As of September 30, 2007, total debt was $8.3 billion, and cash balances were $340 million. Capital expenditures were $185 million from January 1, 2007 to September 30, 2007 compared with $84 million in the Successor period from May 24, 2006 to September 30, 2006 and $69 million in the Predecessor period from January 1, 2006 to May 23, 2006.

CONFERENCE CALL AND WEBCAST

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chairman and Chief Executive Officer David L. Calhoun, and Chief Financial Officer Brian J. West at 9:00 a.m. U.S. Eastern Daylight Time (EDT) on Wednesday, November 14, 2007. The call will be audio-webcast live at www.nielsen.com, and an archive will be available on the website after the call. In addition, a link to the company’s financial report has been posted at www.nielsen.com.

FORWARD-LOOKING STATEMENTS

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

ABOUT THE NIELSEN COMPANY

Nielsen is a global information and media company with leading market positions and recognized brands in marketing information (ACNielsen), media information (Nielsen Media Research), business publications (Billboard and The Hollywood Reporter) and trade shows. The privately held company is active in more than 100 countries, with headquarters in New York, USA, and Haarlem, the Netherlands.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*	Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.
**	The unaudited pro forma presentation for the nine months ended September 30, 2006 reflects the Predecessor period from January 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006.
***	The unaudited pro forma presentation for the three months ended September 30, 2006 following the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006.

Management believes this is the most meaningful way to comment on the results of its operations. The pro forma financial information is not necessarily indicative of the results of operations had the acquisition occurred on January 1, 2006 or the results of operations that may be obtained in the future.

Results of Operations – Successor (three months ended September 30, 2007), Pro Forma (three months ended September 30, 2006), and Successor (three months ended September 30, 2006).

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations and unaudited pro forma results for the period for the three months ended September 30, 2006:

	Successor	Pro Forma(1)	Successor
(IN MILLIONS)	Three months ended, September 30, 2007	Three months ended September 30, 2006	Three months ended September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,188	$1,070	$1,070
Costs of revenues, exclusive of depreciation and amortization	536	491	491
Selling, general and administrative expenses, exclusive of depreciation and amortization	385	383	384
Depreciation and amortization	111	105	102
Restructuring costs	79	1	1

Operating income	77	90	92

Interest income	7	3	5
Interest expense	(164)	(166)	(159)
Gain on derivative instruments	19	6	6
Loss on early extinguishment of debt	—	(3)	(63)
Foreign currency exchange transaction (loss)/gain, net	(47)	(82)	(82)
Equity in net loss of affiliates	(5)	(4)	(4)
Other expense, net	—	2	2

Loss from continuing operations before income taxes and minority interests	(113)	(154)	(203)
Benefit for income taxes	12	85	103
Minority interests	—	—	—

Loss from continuing operations	$(101)	$(69)	$(100)

(1)

The unaudited pro forma presentation for three months ended September 30, 2006 following the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006. Pro forma adjustments include: fees associated with extinguishment of bridge financing ($60 million), increased interest expense/income, net ($9 million), increased amortization related to purchase price allocation ($3 million), decreased selling, general and administrative expenses ($1 million) consisting of decreased pension costs related to the Valcon Acquisition, and the related income tax effects.

The pro forma basis amounts for the three months ended September 30, 2006 are compared to the three months ended September 30, 2007 on a reported basis.

Results of Operations – Successor (nine months ended September 30, 2007), Pro Forma (nine months ended September 30, 2006), Successor (from May 24, 2006 to September 30, 2006), and Predecessor (from January 1, 2006 to May 23, 2006) periods.

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations and unaudited pro forma results for the nine months ended September 30, 2006:

	Successor	Pro Forma(1)	Successor	Predecessor
(IN MILLIONS)	Nine months ended September 30, 2007	Nine months ended September 30, 2006	Period from May 24, 2006 to September 30, 2006	Period from Jan. 1, 2006 to May 23, 2006

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$3,429	$3,089	$1,463	$1,626
Costs of revenues, exclusive of depreciation and amortization	1,558	1,473	686	787
Selling, general and administrative expenses, exclusive of depreciation and amortization	1,170	1,097	549	554
Depreciation and amortization	334	315	145	126
Transaction costs	—	—	—	95
Restructuring costs	134	8	1	7

Operating income	233	196	82	57

Interest income	23	10	7	8
Interest expense	(477)	(489)	(215)	(48)
Gain/(loss) on derivative instruments	32	(5)	4	(9)
Loss on early extinguishment of debt	—	(3)	(63)	—
Foreign currency exchange transaction (loss)/gain, net	(81)	(32)	(29)	(3)
Equity in net income/(loss) of affiliates	1	5	(1)	6
Other (expense)/income, net	(2)	14	—	14

(Loss)/income from continuing operations before income taxes and minority interests	(271)	(304)	(215)	25
Benefit/(provision) for income taxes	32	78	76	(39)
Minority interests	2	—	—	—

Loss from continuing operations	$(237)	$(226)	$(139)	$(14)

(1)

The unaudited pro forma presentation for the nine months ended September 30, 2006 reflects the Predecessor period from January 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006 and the Successor period from May 24, 2006 to September 30, 2006. Pro forma adjustments include: increased interest expense/income, net ($231 million), reversal of transaction costs directly related to the Valcon Acquisition ($95 million), fees associated with extinguishment of bridge financing ($60 million) increased amortization related to the purchase price allocation ($44 million), decreased selling, general and administrative expenses ($6 million) consisting of decreased pension costs related to the Valcon Acquisition ($10 million) and increased sponsor fees ($4 million), and the related income tax effects.

The pro forma basis amounts for the nine months ended September 30, 2006 are compared to the nine months ended September 30, 2007 on a reported basis.

The following is a reconciliation of our loss from continuing operations, for the twelve month period ended September 30, 2007, to Covenant EBITDA as defined below per our senior secured credit facilities:

Unaudited Covenant EBITDA
(IN MILLIONS)	Twelve Months Ended Sept. 30, 2007

Loss from continuing operations	$(378)
Interest expense, net	606
Benefit for taxes	(61)
Depreciation and amortization	446

EBITDA	613
Non-cash charges	50
Unusual or non-recurring items	194
Restructuring charges and business optimization costs	216
Cost savings	125
Sponsor monitoring fees	10
Other	15

Covenant EBITDA	$1,223

Note: Covenant EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table below. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	includes estimated cost savings and operating synergies;

•	does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our future financing covenants.